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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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The following is a copy of a report issued by Proxy Governance, Inc., an independent proxy advisory and voting firm, on April 15, 2009 (the “Report”). The Report is based on Proxy Governance’s independent review and analysis. While TCP and certain Participants in the proxy solicitation were interviewed by Proxy Governance in connection with the preparation of the Report, the Participants did not otherwise participate in the production of the Report. TCP has obtained permission from Proxy Governance to reproduce and to distribute the Report.

PROXY Governance, INC.

Contact: Alesandra Monaco
Published: 04/15/2009

ONLINE RESOURCES CORP (NASDAQ : ORCC)

Annual Meeting | **Record Date:** 03/09/2009 | **Meeting Date:** 05/06/2009

Classification: Russell 3000
Fiscal Year End: 12/31/2008
Market Capitalization: $0.1B

- Investor Relations
- Proxy Statement
- SEC Filing 10k
- Company Description

Meeting Agenda

Management Agenda - WHITE Proxy Card			Recommendations		
Proposals			Management	PROXY *Governance*	
MGT	1	Elect Nominees	FOR	NONE	**Analysis**
	1.1	MICHAEL H. HEATH	FOR	NONE	
	1.2	JANEY A. PLACE	FOR	NONE	
	1.3	J. HEIDI ROIZEN	FOR	NONE	
MGT	2	Ratify Appointment of Auditors	FOR	NONE	**Analysis**

MGT = Management, SH=Shareholder, SHB=Shareholder— binding proposal

Dissident Agenda - BLUE Proxy Card			Recommendations		
Proposals			Dissident	PROXY *Governance*	
MGT	1	Elect Nominees	FOR	FOR	**Analysis**
	1.1	JOHN DORMAN	FOR	FOR	
	1.2	EDWARD D. HOROWITZ	FOR	FOR	
	1.3	BRUCE A. JAFFE	FOR	FOR	
MGT	2	Ratify Appointment of Auditors	FOR	FOR	**Analysis**

MGT = Management, SH=Shareholder, SHB=Shareholder— binding proposal

Table of Contents

Comparative Performance Analysis
- Peer Companies
- Comparative Return to Shareholders
- Composite Performance Summary
- Performance Summary

Governance Analysis
- Executive Compensation
- Board Profile
- Stock Ownership/Voting Structure
- State law/Charter/Bylaw Provisions
- Auditor Profile
- Vote Results

Proposal Analysis

Comparative Performance Analysis

PROXY Governance's Comparative Performance Analysis contains calculations and graphs that reflect a company's historical performance and that of its industry peers (listed below) based on certain key financial metrics generally over a five–year period.

Comparative Performance Analysis

Peer Companies

For the Comparative Performance Analysis, generally up to 10 peer companies are selected primarily based on industry, but also considering market capitalization.

Peer Companies			
CASS INFORMATION SYSTEMS INC	EURONET WORLDWIDE INC	FIDELITY NATIONAL INFO SVCS	FISERV INC
GLOBAL CASH ACCESS HOLDINGS	METAVANTE TECHNOLOGIES INC	MONEYGRAM INTERNATIONAL INC	S1 CORP
TIER TECHNOLOGIES INC	WESTERN UNION CO		

Comparative Performance Analysis

Comparative Return to Shareholders


Total Shareholder Return
100
75
50
25
0
-25
-50
-75
TSR (%)
0
12
24
36
48
60
Months Prior to Mar 2009
ORCC TSR
Peer TSR
S&P 500 TSR


Compounded Annual Growth Rate
50
25
0
-25
-50
CAGR (%)
12
24
36
48
60
Months Prior to Mar 2009
ORCC CAGR
Peer CAGR
S&P 500 CAGR

Source: FAME North American Pricing [NAP]

The graphs above depict total shareholder return and compounded annual growth rate at specific points in time over the past five years based on average monthly stock prices. The graphs should be read from left (present time) to right (60 months before present time). The graphs allow the user to determine either the company's total shareholder return or compounded annual growth rate to date based on an investment made at a specific point in time over the last five years. Assumes payment, but not reinvestment, of dividends.

Comparative Performance Analysis

Composite Performance Summary

Composite Performance:

	Percentile relative to S&P 1500		Percentile Pts.
	Company	Peers	Trend
Composite:	**41**	**46**	↓ -8
Quarterly Shareholder Returns:	43	51	↓ -11
Cash Flow from Operations/Equity:	31	33	↓ -7
Return on Equity:	32	53	↓ -12
Revenue/Expenses:	60	47	↑ 4

5-Year Relative Performance* 5-year performance trend* *Based on five-year data when available Comparative Performance Analysis Performance Summary * Five-year performance data not available on the following peer companies: GLOBAL CASH ACCESS HOLDINGS (stock began trading in Quarter 3 of 2005), METAVANTE TECHNOLOGIES INC (stock began trading in Quarter 4 of 2007), MONEYGRAM INTERNATIONAL INC (stock began trading in Quarter 2 of 2004), WESTERN UNION CO (stock began trading in Quarter 3 of 2006). quarterly Shareholders Returns Performance Relative to Peers Change in Relative Performace Source: Stock Price North American Pricing [NAP]

Cash From operations/Equity Performance Relative to Peers Change in Relative Performance ROE Performance Relative to Peers Change in relative Performace Source: Cash Flow/Equity Compustat Source: ROE Compustat Source: Revenues/Expenses Compustat

Revenue/Expenses peromance Relative to Peers Governance Analysis Governance Analysis Executive Compensation PROXY Governance evaluates a company s executive compensation over the last three years, as available, and compares that to the median compensation paid by its peers over the same time frame. For our compensation model, generally 20 peer companies are selected based on similarity of market capitalization and broad economic sector using the GICS. Only U.S. and certain U.S. reporting companies that are incorporated offshore are included in this peer group. The graph that follows shows: — The average three year CEO compensation paid by the company expressed as a percentage from median peer compensation. — The average three year compensation paid to the company s other named executives (excluding the CEO) as a percentage from median peer compensation. Domestic Peer Companies CASS INFORMATION SYSTEMS ACTUATE CORP ARCSIGHT INC DIVX INC INC DOUBLE-TAKE SOFTWARE INC EXLSERVICE HOLDINGS INC GEVITY HR INC HACKETT GROUP INC INFORMATION SERVICES GROUP LIONBRIDGE TECHNOLOGIES INC NCI INC PERFICIENT INC PHOENIX TECHNOLOGIES LTD QAD INC SAFEGUARD SCIENTIFICS INC SMITH MICRO SOFTWARE INC TELECOMMUNICATION SYS INC TIER TECHNOLOGIES INC VIRTUSA CORP

Relative Pay
Percentage from Median
100
75
50
25
0
-25
-50
-75
-100
-25%
-2%
CEO
Other Named Execs

Executive Compensation										
Executive	Salary	Bonus	Cash Incentive (Payout)	Equity Incentive (Target)	Stock Awards (GDV)[1]	Option Awards (GDV[1])	Pension/Deferred Compensation	All Other	1-yr Pay	Avg. Pay[2]
Matthew P. Lawlor Chairman/CEO	$350,216	$0	$0	$885,013	$554,394	$544,760	$0	$0	$2,334,383	$1,542,386
Raymond T. Crosier President/COO	$255,225	$0	$0	$376,893	$162,507	$136,198	$0	$0	$930,823	$808,789
Catherine A. Graham EVP/CFO/Treas.	$235,265	$0	$0	$286,516	$139,181	$113,495	$0	$0	$774,457	$653,085

[1]Options calculated using a Black-Scholes valuation model. GDV = Grant Date Value.
[2]Average pay is based on three-years of pay data, when available.

As disclosed for fiscal year end 2008.

Governance Analysis

Board Profile

Name	Nominee	Term Ends	Not Ind. (SRO)	Relationships/ Transactions	Position	Audit	Comp.	Nom.	Age	Tenure	Other Board Seats	<75% Att.	Prev. yr. withhold votes	Total Compensation
Stephen S. Cole		2011					✓		58	4	--		13.2%	$71,776
Michael H. Heath	✓	2012			Lead Director	✓		Chair	67	20	--		--	$68,667
Matthew P. Lawlor		2010	✓	Emp	Chair, CEO				61	20	--		--	--
Michael E. Leitner		0				✓		✓	41	2	2		--	--
Janey A Place	✓	2012					✓		63	0	--		--	$34,983
J. Heidi Roizen	✓	2012				✓		✓	50	0	--		--	$34,984
Ervin R. Shames		2010					✓	✓	68	9	2		--	$67,662
Joseph J. Spalluto		2011					✓	✓	49	14	--		13.5%	$64,662
William H. Washecka		2011				FE			61	5	2		11.3%	$70,169
Barry D. Wessler Ph.D.		2010				Chair			65	9	--		--	$70,169
Count/Average	3		1			5	4	5	58.3	8.3	0.6	0	12.6%	$60,384

Independence	
Board	90.0%
Audit	100.0%
Compensation	100.0%
Nominating/Governance	100.0%

The above independence information is bases on Self-Regulatory Organizations' (SROs) standards of independence. PROXY Governance believes that the SROs standards of independence are satisfactory and does not support the use of an additional overlay of independence standards, which may vary among advisory services, institutional investors, and commentators. PROXY Governance believes that if the SROs standards are perceived to be inappropriate, interested parties should reopen the debate with the SROs or the SEC to have those standards adjusted. *The affiliations and transactions may not result in the director not qualifying as an independent director under SRO standards. Key: Emp = Employee of the company, Rel = Relative of employee; FmrEmp = Former Employee; Trans = Business transaction Governance Analysis Stock Ownership/Voting Structure Type of stock Outstanding shares Vote(s) per share Common 29,892,595 1 Director & Officer Ownership 28.5% Significant Shareholders Tennenbaum Capital Partners, LLC 21.7% Manning & Napier Advisors, Inc. 5.7% Schroder Investment Management North America, Inc 5.5% ClearBridge Advisors, LLC 5.1% Barclays Global Investors, NA 5.0% Governance Analysis State Law/Charter/Bylaw Provisions State Law Statutory Provisions State of incorporation Delaware Business combination Control share acquistion Fair price provision Constituency provision Poision pill endorsement Charter/Bylaws Provisions Classified board Cumulative voting Dual class/unequal voting rights Blank check preferred stock Poison pill Directors may be removed only for cause Only directors may fill board vacancies Only directors can change board size Supermajority vote to remove directors Prohibit shareholders to call special meetings Prohibit action by written consent Fair price provision Supermajority vote for mergers/business transactions Supermajority to amend charter/bylaw provisions Constituency provision Directors — Majority Vote Directors — Resignation policy Governance Analysis Auditor Profile

Fees Paid to Auditor
Thousands ($)
2000
1750
1500
1250
1000
750
500
250
0
any (FYE Dec 2007)
Company (FYE Dec 2008)
Peer Median 2008
S&P 500 Median - Cumulative
Audit
Audit Related
Tax
Other

Peer group includes companies listed under ***Executive Compensation.***

KPMG LLP has served as the company's independent auditors since 2007.

Audit Fees	Audit fees	Audit Related fees	Tax fees	Other fees	Total fees paid
ONLINE RESOURCES CORP	$1,213,295	$0	$0	$0	$1,213,295

As disclosed for fiscal year end 2008.

Governance Analysis

Vote Results of Last Annual Meeting

Proposals		% FOR Votes[1]	For Votes	Against Votes	Abstentions	Broker Non-Votes
MGT	Elect directors[2]	86.5% - 88.7%				
MGT	Ratify Appointment of Auditors	99.8%	29,217,000	50,000	17,000	0
MGT	Add Shares to 2005 Restricted Stock and Option Plan	87.2%	21,880,000	3,224,000	36,000	0

[1] *As a % of votes cast for and against; may not reflect passage of proposal.* [2] *Low — High director votes.*

Note: See the Board Profile for individual director votes.

Proposal Analysis

Management

1 Elect Nominees

PROXY *Governance* Vote Recommendation: FOR Dissident

Proposal:

To elect the following 3 nominees to the board: M. Heath, J. Place, J. Roizen

The company has a staggered board.

Analysis:

- Board size: 10
- New directors since last year: 2
- Independent directors: 9
- Non-Independent directors: 1

Non-Independent directors: Chairman/CEO M. Lawlor

See the Board Profile above for additional detail.

Unless there is evidence of a breakdown in board monitoring or effectiveness — such as poor corporate performance relative to peers, excessive executive compensation, noncompliance with SEC rules or SRO listing standards, a lack of responsiveness to legitimate shareholder concerns, or various other factors — we presume that the board is properly discharging its oversight role and that it is adequately policing itself in terms of board organization, composition and functioning. Performance: According to PROXY Governance‘s performance analysis, the company has underperformed peers over the past five years; the company ranks at the 41st percentile relative to the S&P 1500 compared to peers at the 46th percentile, and is declining relative to peers at a rate of 8 percentile points per year. Compensation: The average three-year compensation paid to the CEO is 25% below the median paid to CEOs at peer companies and the average three-year compensation paid to the other named executives is 2% below the median paid to executives at peer companies. The company’s executive compensation appears reasonable given its financial performance relative to peers. Proxy Contest Background In July 2006 Tennenbaum Capital Partners, a $7.5 billion private equity investment fund, purchased $75 million in convertible preferred shares and provided $85 million in an additional senior secured loan to help the company fund its acquisition of Princeton eCom. The $85 million loan was refinanced in February 2007; the senior preferred shares continue to accrue an 8% dividend through July 2013, after which point Tennenbaum may exercise its conversion option. The security also has a liquidation preference payment in the event of a change in control. Under the non-economic terms of the preferred security, Tennenbaum appoints one director, M. Leitner, and has certain consent rights which preclude the company from issuing any other securities, including debt, other than in connection with an underwritten public offering. Beginning in October 2007 Tennenbaum s funds began acquiring approximately 21.9% of outstanding shares, at a total acquisition cost of approximately $25 million, making the fund by far the company s largest shareholder. In late December 2008 Tennenbaum wrote the board to express its concerns over the steep decline in the price of common shares and the increasing challenges the company faced as a small standalone in the financial technology industry. The letter urged the board to consider proactively one or more consolidating transactions even as it continued to work on improving operations and execution, and to add additional independent directors with sector and transactional experience. After the board failed to engage with [Tennenbaum] in a dialogue on the merits of its recommendations, the fund notified the company it would file a dissident proxy nominating three additional independent directors with the skill and experience mix necessary to effectively govern management and assist it in developing future strategic plans. The definitive dissident proxy was filed on Feb. 27, 2009. Proxy Contest Dissident View The proxy contest, the dissidents argue, is fundamentally about the company s inability to achieve the promise it held three years ago at the time of the Princeton eCom acquisition. With a recurring and predictable revenue model, strong adoption rates at relatively stable prices, and the opportunity to execute a big bank strategy through the Princeton eCom acquisition, the company would develop significant scarcity value which would position it well for the ongoing consolidation of the industry. Instead, they observe, the company has significantly underperformed its own long-term guidance, promising EBITDA margins of 35% by fiscal 2007 yearend but delivering only 21.6% EBITDA margins a full year after that deadline. Quart erly EBITDA was at or below the low end of guidance in 7 of 8 quarters through 2008 yearend, shaking investor confidence in management credibility. The company stumbled in delivery of its new products, unable to bring new products to market within a reasonable time frame or develop leading edge customer facing products. The company has lost, and been unable to replace, core distribution partners, adoption has slowed, and the business growth profile appears to be at risk. As the market began to perceive waning accountability for operating and financial results, moreover, share prices began a singular, dramatic slide: in the three years since the announcement of the Princeton eCom acquisition, the company s shares declined 70%, more than 5x the average 13% decline among six closely matched peers. Over the past 12 months several institutional investors have either substantially reduced or entirely exited their positions, which the dissidents argue is indicative of the lack of investor confidence. The failures in execution and financial guidance, the dissidents assert, are themselves symptoms of a deeper failure of the board to govern by clarifying corporate priorities, driving a culture of accountability, and taking aggressive action when confronted with management s inability to deliver on its own projections and promises. Instead, they assert, the board concedes to unilateral rule and decision making by the CEO, noting that to the best of our knowledge, in at least the last two years no member of the board excluding Tennenbaum appointee M. Leitner has ever cast a single vote in opposition to management on any issue. An independent board would have acted, they point out, when the company s compelling growth story and strategic plan showed not gains but declines in bill payment revenue and transactions over the past two years, or that adoption rates in banking bill pay, the largest contributor to EBITDA, have increased at rates substantially slower than management anticipated, including significant misses on same store bill pay adoption rates. Just as importantly, an independent board with experience in the industry would have recognized that with the loss of core processing partners, the company was becoming increasingly relegated to defending its small financial institution base against much larger and better capitalized players as core processors continued to consolidate with bill pay vendors or build out their own product lines. The board has allowed management to shrug off responsibility for its own strategic objectives and forecasts, the dissidents contend, just as industry consolidation has begun to dilute the company s standalone value, and made it far more challenging to execute a successful long term plan. To rebuild shareholder value, the dissidents propose a three-tier strategy beginning with aggressive actions to enhance execution (directly addressing such malaise as a lack of urgency about hitting the numbers ); a second tier of actions to address weaknesses in the business model itself; and a deliberate, ongoing process to evaluate strategic options led by the board, not the chairman/CEO. While asserting that they are not interested in a quick or immediate sale of the company that does not provide a fulsome value, the dissidents do argue there is a sum of the parts story to be uncovered, and would push for a potential sale of eCommerce, which we believe has produced few synergies but retains a superior growth profile to the payments business, and whose sale would allow the company to monetize its Net Operating Losses. To drive that three-tiered strategy, the dissidents have nominated three independent directors with extensive operating experience in the sector:

- John Dorman, 58, is currently a private investor, was formerly CEO of Digital Insight Corp., a provider of online banking and electronic payment services to mid-market banks and credit unions, and has held executive positions with a number of other electronic service providers to financial institutions. He serves or has served on several public company boards. — Edward D. Horowitz, 61, was CEO of SES Americom, a commercial satellite provider, through 2008, and has served in executive positions at several firms in the electronic banking sector, including as chairman of Citigroup s e-Citi unit. He serves or has served on several public company boards. He also provides consulting services to Tennenbaum through Edslink, LLC, a financial and technology consulting firm he founded. - Bruce A. Jaffe, 44, is general manager of consultancy Three Point Group, LLC, and was formerly an executive with Microsoft Corp. Proxy Contest Management View The board argues that although results have been slower than expected, the company is now poised to deliver on the promise of the five-year strategic plan it launched in 2007 as new earnings drivers make their way onto the income statement and bolster the balance sheet. Primary among these are six new products the company has recently launched or is in the process of launching, including a web-based collections product to help customers more efficiently resolve delinquencies, integrated bank expedited payments, and a customizable internet payments product. Advantageous network economics, such as an increasing mix of in-network bank payments (which are near-costless), continue to grow as the company builds out its network of banks and billers, at the same time making the company more attractive to a broader universe of partners and acquirers. Expense increases in product development and staff associated with the reorganization into 3 distinct market-facing business units are now largely complete, which should slow the rate of expense increases. Earnings have been dampened, the company concedes, by the loss of several large clients since 2007 for reasons not related to service quality 2 developed in-house capability, 2 more converted to competitors, and the company elected not to bid for a contract renewal with a fifth. The company estimates those departures left a $14.1 million hole in 2009 revenues ($10.4 million in EBITDA). As the company also makes significant income through the float on its payments, moreover, earnings have also been hit hard by the decline in interest rates leaving an estimated 2009 revenue (and EBITDA) shortfall of $8.8 million. But while acknowledging that more robust interest rate forecasting would have allowed it to adjust earnings forecasts earlier, thereby at least avoiding a guidance credibility issue with investors, the company argues that interest rates have now fallen so far that there is minimal risk of additional interest rate declines impacting our earnings. Similarly, while it believes the client losses may not have been forecastable, the company contends that its highly diversified client base has seen no similar client losses in the past year, and no indication of clustering events which might foreshadow further risk from vertical integration among its client base. Over a longer period, moreover, the company has performed well, though not flawlessly by posting double-digit revenue growth for 10 consecutive years, including performing in the top quartile, among a peer group of 49 financial technology companies, in 3 of the past 5 years for both revenue and earnings growth. The real issues driving the proxy contest, the board asserts, are not strategic or governance issues, but the effect of the share price decline on the value of Tennenbaum s preferred security, which comprises the majority of its economic interest in the company. After reaching $10.61 in late July 2008, common shares reacted t o a revised 3Q guidance announcement by going into a steep and sustained decline of nearly 90%, eventually bottoming out in October at $1.80 per share. Because the security is convertible at a share price of $16.23, the company argues, the collapse of the common stock has made the option value of [Tennenbaum s] preferred security almost non-existent, effectively creating a bond it has little economic incentive to hold. Common stock represents such a small portion of value that [Tennenbaum s] $8.30/share cost basis, the board calculates, is immaterial to its investment decision. Even if the value of the common shares could be increased by 60% — effectively returning Tennenbaum s common stock investment to its cost basis the value of its total investment in the company would increase by only 12%. Because the preferred security has a liquidation preference in the event the company is sold, however, the dissidents real goal, the board asserts, is to force a sale of the company, realizing full value for the preferred security even if it means sacrificing the value of its common shares. Summary One truly admirable feature of this proxy contest is the brio with which — having backhandedly acknowledged the execution failures and performance surprises which either led to or fueled the substantial decline in the company’s common stock — the board so forthrightly proceeds to blame the victim. The real issue could not be the loss of shareholder value which resulted from management performance and board oversight; the real issue could only be that a large shareholder has had enough, desperately wants out of the investment regardless of losses — and yet remains, incongruously, unwilling to fess up. When even the board of directors contends that the best investment strategy for a company s largest common shareholder has come down to chewing off its own leg to free itself from a value trap, one can t help but wonder how well any investor has been served by the oversight of that same board. To their credit — and this may be the second truly admirable feature of this contest — the dissidents have managed to focus the same question without once asserting the company has been reduced to a value trap. The fact is that share prices are acutely sensitive to the accountability issues embodied in earnings disappointments, missed guidance, revenue erosion and product delays. Even allowing for macroeconomic influences, they generally reflect the collective market s opinion of a given company s prospects under a given management team. That Tennenbaum s $25 million investment in common shares has fallen so far in value suggests not that Tennenbaum s motives in pursuing a shakeup of the board are suspect, but that the market itself has lost confidence that this board and its management team can deliver on the company’s economic potential. As the board s defense is squarely centered on the question of Tennenbaum s motives, it is worth taking a moment to examine the answer: — If your objective was to pursue a firesale of the company, electing this dissident slate of nominees would put a quick end to your ambitions. Each nominee has significant executive experience in technology and services businesses throughout the growth cycle - including specific experience building one of the notable success stories in online banking platforms, Digital Insight, and developing the technology infrastructure at banking giant Citigroup. As a group they are far more likely to be interested in fixing and growing a business than in pulling the plug before it can realize its potential. By contrast with many dissident nominees not directly employed by a dissident shareholder, each of these has already engaged with the issues and strategic challenges facing this company, usurping the Tennenbaum voices when a conference call on the contest turned to operational and strategic questions of where, how, and why the company could better realize its potential. If your objective, however, was to reverse a long-term value decline by challenging both management and existing directors about all aspects of creating value from corporate strategy to matters of operational execution, you would be hard pressed to better match nominee skillsets to boardroom needs. — If Tennenbaum wanted to liquidate its preferred security at full value, a far simpler route would be selling it to a potential acquirer who, unlike an investment bank valuing it only for the conversion option, would see significant value in the right of last offer effect of its several governance rights. This is no ordinary preferred stock: the security not only carries the right to appoint a director, but consent rights enabling the holder to veto most new equity raises and any debt issuance. As the company s debt is paid down, the security becomes and carries the right to ensure it will remain the most senior debt instrument in the company s capital structure. Its put option and liquidation preference are each redeemable at 115% of par plus accrued dividends and interest. Tennenbaum, whose funds lock up equity investments for a 10-year period, asserts that it has no need to liquidate the security. As the fund is also able to lever up by using the security as collateral, however in the process realizing what one partner estimates is a 20% cash-on-cash return even as the equity value of the security continues to increase the larger point to consider is that Tennenbaum may have a strong desire not to sell the security, and perhaps not to convert it even if share prices rise beyond the conversion price. To force a liquidation based purely on a valuation of the underwater conversion option — the motivation the company suggests is at play — is to ignore the much more significant strategic value, and lucrative optionality, of the security. Having assessed the dissidents motivations, shareholders might begin to wonder in turn about the board s motivation. In presenting its case that the dissidents objective could not simply be improving long-term shareholder value, the board apparently assumed that its own strategic plan could only restore shares to about the same prices they were trading at two years ago, when Tennenbaum first bought into the stock. But if shares reached that valuation two years ago even before the increases in shareholder value which the board promises the strategic plan is now poised to deliver” simply fixing the operating performance and credibility issues which drove the decline in the first place should go a long way toward restoring that lost value. Executing well on a strong strategic plan, by extension, should take the company well beyond its prior valuations — an option that nowhere appears in the board’s critique of the dissidents’ motives, despite the clear evidence of a dissident slate heavily oriented toward operational execution and corporate growth. One has to wonder if shareholders would now be deciding between two competing slates if, instead of asking itself would restoring the lost value really make any difference? the board had asked why should restoring lost value be the outer limit of possibilities? Rationale/Conclusion: The company s central argument about ulterior dissident motives remains unconvincing, and provides no compelling reason to believe management execution and board oversight will improve going forward. Because the dissident slate offers independent nominees with strong grounding in technology and services businesses as well as deep experience throughout the growth cycle of technology companies, we believe shareholders would be better served by electing the three dissident nominees. [back to top] Management 2 Ratify Appointment of Auditors PROXY Governance Vote Recommendation: FOR Proposal: The Audit Committee has selected KPMG LLP as the company’s independent auditors for the next fiscal year. Analysis: Barring circumstances where there is an audit failure due to the auditor not following its own procedures or where the auditor is otherwise complicit in an accounting treatment that misrepresents the financial condition of the company, PROXY Governance recommends the company’s choice of auditor. PROXY Governance believes that concerns about a corporation’s choice of auditor and the services performed (e.g., high non-audit fees) should be directed through withhold votes from the members of the audit committee, which is responsible for retaining and compensating the auditor. See the Auditor Profile above for additional detail. Rationale/Conclusion: We believe that, in this circumstance, the board/audit committee should be accorded discretion in its selection of the auditor. [back to top] © 2008 by PROXY Governance, Inc. All Rights Reserved. The information contained in this proxy analysis is confidential, for internal use only in accordance with the terms of the subscriber s subscription agreement, and may not be reproduced or redistributed in any manner without prior written consent from PROXY Governance, Inc. All information is provided as is and without any warranty to accuracy, is not intended to solicit votes, and has not been submitted to the Securities and Exchange Commission for approval. The information should not be relied on for investment or other purposes. Proponents and issuers written about in PROXY Governance research reports may be subscribers to PROXY Governance s proxy voting and/or research services. Although PROXY Governance often confers with both proponents and issuers to ensure the accuracy of data, and to obtain an in-depth understanding of matters and positions, neither proponents nor issuers are involved in the preparation of the report or voting recommendations and PROXY Governance independently prepares such reports and recommendations.